NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG FIRST QUARTER RESULTS;
INCREASES FISCAL 2018 EPS OUTLOOK

Louisville, KY, August 30, 2017 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its first quarter of fiscal 2018, ended July 31, 2017. For the first quarter, the company’s reported net sales1 increased 9% to $723 million (+6% on an underlying basis2) compared to the same prior-year period. Reported operating income increased 14% in the quarter to $244 million (+12% on an underlying basis). Diluted earnings per share of $0.46 increased 27%.

Paul Varga, the company's Chief Executive Officer said, "Fiscal 2018 is off to a strong start with 6% growth in underlying net sales and 12% growth in underlying operating income, both metrics representing a nice acceleration versus the company's solid fiscal 2017 underlying results.  We continue to foresee growth potential for our brands, most notably in American Whiskey, and accordingly, we intend to invest against this opportunity with ever-improving prioritization, competitiveness, effectiveness, and efficiency."

Varga added, "With only one quarter behind us, we are reaffirming our outlook for 6-8% underlying operating income growth while raising our EPS range to $1.85 - $1.95 due to expected full year benefits from our tax rate and foreign exchange."

First Quarter Fiscal 2018 Highlights

•	Underlying net sales increased 6%, the fourth consecutive quarterly improvement in growth:

◦	Emerging markets continued to improve in the quarter, growing underlying net sales 19% (+27% reported)

◦	Developed markets grew underlying net sales by 3% (+7% reported), including 5% growth in the United States (+10% reported)

◦	The Jack Daniel’s family of brands delivered broad-based growth, with underlying net sales up 6% (+10% reported), including underlying growth of 4% (+9% reported) for Jack Daniel’s Tennessee Whiskey

◦	The company’s super- and ultra-premium American whiskey brands[3] experienced strong underlying net sales growth, including 16% growth from Woodford Reserve (+10% reported)

◦	Herradura grew underlying net sales 18% (+11% reported), el Jimador +13% (+19% reported) and New Mix RTDs grew double-digits.

•	Underlying operating income grew 12%, and reported operating margin expanded from 32.2% to 33.7%

◦	Underlying SG&A declined 1% (-1% reported)

•	The company reaffirmed full year expectations for 4-5% underlying net sales growth and 6-8% underlying operating income growth, and increased the FY18 EPS outlook to $1.85-$1.95.

First Quarter of Fiscal 2018 Performance By Market
Year-to-date underlying net sales grew 5% (+10% reported) in the United States. Sales growth was driven by continued gains for the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey, Tennessee Fire and Gentleman Jack. The company’s bourbon brands delivered sustained growth, including double-digit underlying net sales growth from Woodford Reserve and Old Forester. Herradura and el Jimador tequila grew underlying net sales mid-teens in the United States as the company continues to invest behind building consumer brand awareness for both of these 100% agave tequilas.

Underlying net sales in the company’s developed markets outside of the United States were flat in the first quarter (+2% reported). Australia’s 17% (+12% reported) underlying net sales growth was fueled by buy-ins in advance of excise tax driven price increases. Japan’s underlying net sales declined due to comparisons with the prior year’s buy-ins related to last year’s large price increases. Declines in other large developed markets were also negatively impacted by timing, including the United Kingdom and Germany, but the company expects these markets to normalize in the second quarter as the comparisons ease considerably.

Underlying net sales in the emerging markets continued to accelerate from last year’s sluggish start to the year, delivering 19% growth in the first quarter (+27% reported). The company’s two largest emerging markets, Mexico and Poland, grew underlying and reported net sales double-digits, with results in both countries driven by solid growth for the Jack Daniel’s family of brands. Mexico also benefited from continued growth of New Mix RTDs, el Jimador, and Herradura. Underlying and reported net sales in the company’s other emerging markets, such as Russia, Turkey, Brazil, China, and Ukraine experienced strong double-digit rates of growth. Results were propelled by improving consumer demand in a more stable exchange rate environment, while also benefiting from easy comparisons to a soft prior year period.

Travel Retail continues to deliver solid rates of growth, with underlying net sales up 12% (+4% reported). The company is driving improved rates of growth through increased focus on key global accounts. Results also benefited from higher passenger volumes in markets such as Russia, Turkey and Brazil.

First Quarter of Fiscal 2018 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 6% (+10% reported). Jack Daniel’s Tennessee Whiskey experienced 4% underlying net sales growth (+9% reported) globally, as an acceleration in the emerging markets offset a soft start in the developed markets outside of the United States. Jack Daniel’s Tennessee Honey’s underlying net sales grew 3% globally (+3% reported) as it entered its seventh year in the marketplace. Gentleman Jack, the largest super-premium American whiskey brand in markets outside of the United States according to IWSR, grew underlying net sales 8% (+7% reported). Jack Daniel’s Tennessee Fire’s underlying net sales grew 14% (+21% reported), as the brand continues to benefit from its global rollout, as well as solid growth in the United States. Jack Daniel’s RTD/RTP business grew underlying net sales 22% (+24% reported) due to continued organic growth in this business, new product innovation such as Jack Daniel’s American Serve and Jack Daniel’s Cider, as well as buy-ins ahead of a price increase in Australia.

Brown-Forman’s portfolio of super- and ultra-premium whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel, and Gentleman Jack, delivered double-digit rates of aggregate growth. Woodford Reserve grew underlying net sales 16% (+10% reported), and Old Forester grew even faster.

Finlandia vodka grew underlying net sales 6% (+17% reported), helped by improved results in Poland against a very competitive environment, strong growth in Russia, and gains in Travel Retail.

el Jimador grew underlying net sales by 13% (+19% reported), fueled by strong and accelerating takeaway trends in the United States, and better results in Mexico following the multi-year price increases as the brand has been repositioned at a more premium level. New Mix’s underlying net sales increased double-digits as takeaway trends remained strong. Herradura grew underlying net sales by 18% (+11% reported), driven by double-digit gains in both the United States and Mexico.

Other P&L Items
Company-wide price/mix contributed two percentage points to underlying net sales growth, with higher volumes accounting for the other four percentage points of growth. Year-to-date underlying gross profit grew 6% while reported gross profit increased 9%. The last three years of foreign exchange headwinds on net sales growth diminished in the quarter, and foreign exchange is now expected to be a slight positive in fiscal 2018.

First quarter underlying A&P spend increased 6% (+8% reported), as the company invested significantly behind the Jack Daniel’s family of brands, as well as the continued development of the fast growing bourbon and tequila brands. Cost discipline helped drive a continued decline in underlying SG&A, down 1% (-1% reported). The company delivered underlying operating income growth of 12% (+14% reported) during the first quarter, as operating margin expanded by 150 basis points to 33.7%.

Financial Stewardship
On July 27, 2017, Brown-Forman declared a regular quarterly cash dividend of $0.1825 per share on the Class A and Class B common stock, resulting in an annualized cash dividend of $0.73 per share. The quarterly cash dividend is payable on October 2, 2017 to stockholders of record on September 7, 2017. Brown-Forman has paid regular quarterly cash dividends for 72 consecutive years and has increased the dividend for 33 consecutive years.

Fiscal Year 2018 Outlook
The global economy remains volatile, particularly in the emerging markets, and the competitive landscape has intensified in the developed world, making it difficult to accurately predict future results. Assuming no deterioration in current trends, the company anticipates:

1.
Underlying net sales growth of 4% to 5%, led by our premium American whiskey and tequila brands, including disciplined innovation for Jack Daniel’s RTDs, as well as the launch of Jack Daniel's Tennessee Rye and Slane Irish Whiskey.

2.	Flat underlying SG&A as the company expects to continue its disciplined approach to managing costs.

3.	Underlying operating income growth of 6% to 8%.

4.	Diluted earnings per share of $1.85 to $1.95, which now incorporates a tax rate of approximately 28% and a slightly favorable impact from foreign exchange.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of these non-GAAP measures for the three-month period ended July 31, 2017, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful, are included in Schedule A in this press release.
3 Super/Ultra-premium American whiskey brands include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, and No. 27 Gold.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of the underlying measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2016 and 2017
(Dollars in millions, except per share amounts)

	2016	2017	Change

Sales	$856	$929	8%
Excise taxes	195	206	6%
Net sales	661	723	9%
Cost of sales	208	230	11%
Gross profit	453	493	9%
Advertising expenses	82	89	8%
Selling, general, and administrative expenses	163	161	(1%)
Other expense (income), net	(5)	(1)
Operating income	213	244	14%
Interest expense, net	12	15
Income before income taxes	201	229	14%
Income taxes	57	51
Net income	$144	$178	24%

Earnings per share:
Basic	$0.37	$0.46	26%
Diluted	$0.36	$0.46	27%

Gross margin	68.5%	68.1%
Operating margin	32.2%	33.7%

Effective tax rate	28.2%	22.1%

Cash dividends paid per common share	$0.1700	$0.1825

Shares (in thousands) used in the
calculation of earnings per share
Basic	393,018	384,038
Diluted	396,009	386,387

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2017	July 31, 2017
Assets:
Cash and cash equivalents	$182	$238
Accounts receivable, net	557	576
Inventories	1,270	1,337
Other current assets	342	352
Total current assets	2,351	2,503

Property, plant, and equipment, net	713	719
Goodwill	753	755
Other intangible assets	641	661
Other assets	167	164
Total assets	$4,625	$4,802

Liabilities:
Accounts payable and accrued expenses	$501	$454
Dividends payable	—	70
Accrued income taxes	9	57
Short-term borrowings	211	258
Current portion of long-term debt	249	250
Total current liabilities	970	1,089

Long-term debt	1,689	1,720
Deferred income taxes	152	135
Accrued postretirement benefits	314	298
Other liabilities	130	140
Total liabilities	3,255	3,382

Stockholders’ equity	1,370	1,420

Total liabilities and stockholders’ equity	$4,625	$4,802

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2016 and 2017
(Dollars in millions)

	2016	2017

Cash provided by operating activities	$128	$102

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(307)	—
Additions to property, plant, and equipment	(16)	(28)
Other	(1)	—
Cash used for investing activities	(324)	(28)

Cash flows from financing activities:
Net change in short-term borrowings	(43)	45
Proceeds from long-term debt	717	—
Debt issuance costs	(5)	—
Acquisition of treasury stock	(201)	(1)
Dividends paid	(67)	(70)
Other	(3)	(5)
Cash provided by (used for) financing activities	398	(31)

Effect of exchange rate changes on cash and cash equivalents	(6)	13

Net increase in cash and cash equivalents	196	56

Cash and cash equivalents, beginning of period	263	182

Cash and cash equivalents, end of period	$459	$238

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2017	April 30, 2017

Reported change in net sales	9%	(3)%
Acquisitions & divestitures	1%	3%
Impact of foreign exchange	(1)%	2%
Estimated net change in distributor inventories	(3)%	1%

Underlying change in net sales	6%	3%

Reported change in gross profit	9%	(6)%
Acquisitions & divestitures	—%	4%
Impact of foreign exchange	1%	3%
Estimated net change in distributor inventories	(3)%	1%

Underlying change in gross profit	6%	3%

Reported change in advertising	8%	(8)%
Acquisitions & divestitures	—%	8%
Impact of foreign exchange	(1)%	2%

Underlying change in advertising	6%	2%

Reported change in SG&A	(1)%	(3)%
Acquisitions & divestitures	—%	—%
Impact of foreign exchange	—%	1%

Underlying change in SG&A	(1)%	(2)%

Reported change in operating income	14%	(35)%
Acquisitions & divestitures	(1)%	35%
Impact of foreign exchange	5%	4%
Estimated net change in distributor inventories	(6)%	3%

Underlying change in operating income	12%	7%

Note: Totals may differ due to rounding
Notes:
We use certain financial measures in this report that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this report may not be defined and calculated by other companies in the same manner.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general, and administrative (SG&A) expenses, and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisition and divestiture activity, (b) foreign exchange, and (c) estimated net changes in distributor inventories. We explain these adjustments below.

•
“Acquisitions and divestitures.” In fiscal 2016, we sold our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. and entered in a related transition services agreement (TSA). During fiscal 2017, we completed our obligations under the TSA. This adjustment removes the net sales and operating expenses recognized in fiscal 2017 pursuant to the TSA related to (a) contract bottling services and (b) distribution services in certain markets. On June 1, 2017, we acquired The BenRiach Distillery Company Limited (BenRiach). This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquisition for the non-comparable periods. For fiscal 2017 and 2018, the non-comparable period for each fiscal year is the month of May. We believe that these adjustments allow us to understand better our underlying results on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use depletion information provided by our distributors to estimate the effect of distributor inventory changes on our income statement line items. We believe that adjusting for the effect of varying levels of distributor inventories on changes in our income statement line items allows us to understand better underlying results and trends.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis and to compare our performance to that of our competitors; (b) to align with management incentive compensation calculations; (c) for consistency with our planning and forecasting processes; and (d) to communicate our financial performance with the board of directors, stockholders, and investment analysts.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2017

	% Change vs. Prior Year Period
Brand	Depletions[1]	Net Sales[2]
	Equivalent Conversion[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Jack Daniel’s Family	6%	10%	—%	(1)%	(3)%	6%
Jack Daniel’s Tennessee Whiskey	4%	9%	—%	(1)%	(4)%	4%
Jack Daniel’s Tennessee Honey	5%	3%	—%	(1)%	1%	3%
Jack Daniel’s RTD/RTP	17%	24%	—%	—%	(2)%	22%
Gentleman Jack	8%	7%	—%	—%	1%	8%
Jack Daniel’s Tennessee Fire	19%	21%	—%	(1)%	(6)%	14%
Woodford Reserve	16%	10%	—%	—%	6%	16%
Finlandia	6%	17%	—%	—%	(10)%	6%
el Jimador	11%	19%	—%	1%	(7)%	13%
Herradura	13%	11%	—%	—%	7%	18%
All Other Brands	(3)%	7%	—%	(1)%	(5)%	1%
Subtotal	4%	10%	—%	(1)%	(3)%	6%
Other Non-Branded	NM	(8)%	23%	1%	—%	16%
Total Portfolio	4%	9%	1%	(1)%	(3)%	6%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.